Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 033-52903) pertaining to the Stewart & Stevenson 401 (k) Savings Plan of our report dated June 19, 2003, with respect to the financial statements and schedule of the Stewart & Stevenson 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Houston, Texas
June 24, 2003